EXHIBIT 10.35

SHARE PURCHASE AGREEMENT

29 July 2019

between

PCG_HoldCo UG
as the Purchaser

and

COÖPERATIE UNISUN ENERGY U.A.

 as the Seller

relating to all of the shares in the capital of

ZONNEPARK RILLAND B.V.

Schedules

1.	DEFINITIONS AND INTERPRETATION

2.	SELLER’S WARRANTIES

3.	PURCHASER’S WARRANTIES

4.	LEAKAGE STATEMENT

5.	FRAMEWORK AGREEMENT

6.	LOAN ASSIGNMENT AGREEMENT

7.	DATA ROOM INFORMATION

8.	DEED OF TRANSFER

9.	INDEPENDENT EXPERT PROCEDURE

10.	FACILITY AGREEMENT

11.	PERMITTED LEAKAGE

12.	FINANCIAL STATEMENTS

13.	FINANCIAL MODEL

14.	INTERNAL LOAN AGREEMENTS

15.	PAYABLES AND RECEIVABLES

16.	NOTARY LETTER

17.	PURCHASE PRICE CALCULATION

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THIS AGREEMENT (the Agreement) is made on 29 July 2019,

BETWEEN:

(1)	PCG_HOLDCO UG, a corporation incorporated under the laws of Germany, with its business seat in Heppenheim, Germany, registered in the commercial register of Local Court of Munich under HRB 239378 and duly represented by Mr. Vincent Browne (the Purchaser); and

(2)	COÖPERATIE UNISUN ENERGY U.A., a cooperation with excluded liability incorporated under the laws of the Netherlands, with its statutory seat in Rotterdam, the Netherlands, with its registered office at Marten Meesweg 8, (3068 AV) Rotterdam, the Netherlands and registered in the commercial register under number 66682037 and duly represented by Mr. Han Feng Xu (the Seller); and

(3)	ZONNEPARK RILLAND B.V., a private limited liability company incorporated under the laws of the Netherlands, with its statutory seat in Woensdrecht, the Netherlands, with its registered office at Marten Meesweg 8, (3068 AV) Rotterdam, the Netherlands and registered in the commercial register under number 69321361 and duly represented by Mr. Han Feng Xu (the Company).

The Seller and the Purchaser are hereinafter also collectively referred to as the Parties and each individually as a Party.

RECITALS:

(A)	The Seller holds the entire issued and outstanding share capital of the Company.

(B)	The Company carries out a business (the Business) consisting of the production and sale of electricity by owning and operating an 11.75 MW ground-mounted solar photovoltaic (PV) power plant at [project address] in Rilland, the Netherlands (the Plant).

(C)	The Parties have initiated discussions and negotiations with regard to the sale and transfer of all issued and outstanding shares in the capital of the Company (the Shares) and the Parties have entered into a Letter of Intent dated 8 January 2019 and an extension of the LOI dated 26 March 2019 (collectively the LOI).

(D)	The Seller wishes to sell and transfer, and the Purchaser wishes to purchase and acquire, the Shares by means of a sale, purchase and transfer of the Shares.

(E)	The Parties have reached agreement on the sale, purchase and transfer of the Shares by the Seller to the Purchaser (the Transaction) on the terms and conditions set forth in this Agreement.

(F)	Each of the Parties obtained all necessary corporate and other internal approvals to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

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IT IS AGREED AS FOLLOWS:

1.	SALE AND PURCHASE OF THE SHARES

Sale and purchase

1.1	Subject to the terms and conditions of this Agreement, the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller the Shares.

Transfer

1.2

The Seller undertakes to transfer the Shares together with all rights and obligations attached to them to the Purchaser at the Completion Date and the Purchaser undertakes to accept the Shares and together with all rights and obligations attached to them at the Completion Date from the Seller, through the execution of the Deed of Transfer before the Notary.

Effective Date

1.3

Subject to Completion and the terms and conditions of this Agreement, as of the Effective Date, the Shares shall be for the risk, benefit and account of the Purchaser together with all rights and obligations attaching to them.

2.	PURCHASE PRICE AND PAYMENT

Purchase Price

2.1	The purchase price for the Shares of the Company amounts to a cash payment in EUR which shall be calculated as per the below formula:

Purchase Price = (equals) the Company Value - (minus) Rabobank Loan - (minus) Internal Loan – (minus) Payables+ (plus) Cash + (plus) Receivables; the detailed calculation is attached in Schedule 17 whereby:

“Cash” shall mean the cash of the Company prior to the Cut-off Date (both in cash and in electronic or digital form including, in particular, those recorded on the bank accounts of the Company;

“Company Value” is EUR 10,500,000 (Ten Million Five Hundred Thousand);

“Internal Loan” shall mean all the internal loan amounts between the Company and the Seller, which are outstanding and not repaid by the Company prior to the Completion Date. Parties agree that Purchaser shall assume the Internal Loan through the assumption of the Internal Loan on the Completion Date. All Internal Loan Agreements are attached in Schedule 13

“Payables” shall mean any and all amounts payable in the ordinary course of business by the Company to other parties prior to the Cut-off Date (including tax, expenses, costs, contract payment obligations and other payables) and in accordance with a mutually agreed Schedule 15;

“Rabobank Loan” shall mean a bank loan provided by Coöperatieve Rabobank U.A. (the Rabobank) to the Company subject to a duly signed Facility Agreement between Rabobank (as lender) and the Company (as borrower) dated 24 October 2018 (the Facility Agreement) attached as Schedule 10 for a total loan amount of EUR 7,300,000 (Seven Million Three Hundred Thousand)

“Receivables” shall mean amounts due to the Company prior to the Cut-off Date (including electricity payment, tax refund and other receivables) and in accordance with a mutually agreed Schedule 15.

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2.2	The Purchase Price shall be calculated by the Seller based on the Financial Statements of the Company ended on 30 April 2019 (the Cut-off Date). The Seller shall provide the said Financial Statements to the Purchaser for verification prior to June 17 2019 and the Purchaser shall verify the Purchase Price calculation and the amounts in each items in good faith and within 5 (five) days upon receipt. The Purchase Price, once confirmed in writing by both Parties with the abovementioned calculation, shall be payable to the Seller subject to 3.1(d).

2.3	Notwithstanding Article 2.2, the Purchaser shall, on the Completion Date, assume the Internal Loan owed by the Company to the Seller through an assignment of the Internal Loan Agreement (the “Loan Assignment Agreement) attached as Schedule 6.

2.4	Parties further agree that after the Cut-off Date, any Cash and Receivable in the Company account shall belong to the Company and will not be added on to the Purchase Price formula.

2.5	The Purchaser may, within 3 (three) months after the Completion, engage an independent audit to conduct a Post-Completion Audit (the Post-Completion Audit) of the Company’s consolidated assets and liabilities during the Cut-off Date till the Completion Date, at the Purchaser’s expense. Should there is any discrepancy in the financial documentation that affect the Purchase Price calculated based upon the Post-Completion Audit (the Post Audit Purchase Price), the Purchaser shall, based on the results of such Post-Completion Audit, be entitled to claim for indemnity against the Seller pursuant to the following calculation formula:

Indemnity amount = (equals) Purchase Price – (minus) Post Audit Purchase Price Leakage

2.6	The Seller represents and warrants to the Purchaser that no Leakage has occurred in the period as from and including the Cut-off Date up to and including the Completion Date, other than as set forth in the Leakage Statement (a form of which is attached as Schedule 4 which the Seller will make available to the Purchaser for review prior to Completion and, when agreed, the amount of Leakage shall be deducted euro for euro from the Purchase Price.

2.7	In the event that any Additional Leakage has occurred in the period between as from and including the Cut-off Date up to and including the Completion Date, the Seller shall compensate the Purchaser in cash, a sum equal to the amount of any such Additional Leakage on a euro-for-euro basis within 10 (ten) Business Days of agreement or determination of such Additional Leakage between or by the Seller and the Purchaser, provided that (i) the Purchaser notifies the Seller of the Additional Leakage within 6 (six) months after the Completion Date and (ii) the Purchaser’s notice to that effect sets out, to the extent reasonably possible, the items comprising the Additional Leakage, the Purchaser’s calculation of the Additional Leakage Amount and sufficient further detail so as to enable the Seller to verify the Additional Leakage and the Additional Leakage Amount, unless the Seller notifies the Purchaser within 20 (twenty) Business Days after receipt thereof that it disputes the Additional Leakage and/or the Additional Leakage Amount, providing the Purchaser with its own calculation of the Additional Leakage Amount.

2.8	Following notification by the Seller to the Purchaser in accordance with Article 2.7, the Parties shall, in good faith, attempt to reach agreement on the Additional Leakage Amount within 20 (twenty) Business Days, failing which the items still in dispute shall be resolved and the Additional Leakage Amount shall be determined by an independent expert (the Independent Expert) who shall be appointed and instructed by the Parties in accordance with Schedule 9.

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2.9	The Purchaser shall procure that the Seller and, if appointed, the Independent Expert, shall be granted reasonable access, at reasonable times and on reasonable notice, to the books and records, premises, storage facilities and relevant personnel of the Company and any other information relating to the Company which may reasonably be required to enable them to agree on or determine the Additional Leakage Amount and shall be entitled to make copies as it may reasonably require in connection therewith.

Earn Out

2.10

In addition to the Purchase Price, the Seller will be entitled to receive an additional amount from Purchaser’s parent company, Alternus Energy Inc. or its assignees, of up to EUR 500,000 (in words: five hundred thousand euro) to be paid annually in arrears for a period of 15 (in words fifteen) years and calculated as the Net Cash Proceeds to Equity (“NCPE”) (Revenue less Operating Costs less Senior Debt Servicing less Income Taxes) in excess of the NCPE otherwise generated at an equivalent annual power output of 10,865 MWh, as determined on the basis of the Financial Model, attached as Schedule 13.

3.	COMPLETION

3.1	Prior to Completion the following actions shall be satisfied:

(a)	the Seller shall provide the Notary with the original shareholders’ register of the Company which reflects the Seller as the owner of the Shares;

(b)	the Parties and the Notary will sign the letter agreement between the Notary and the Parties which confirms the fund flow prior to, at and after Completion, including the distribution of proceeds to the Seller and sequence of Completion events, substantially in the form attached hereto as Schedule 16 (the Notary Letter);

(c)	the Seller shall provide the Purchaser and the Notary with the final agreed Leakage Statement;

(d)	the Purchaser shall pay, or shall procure the payment of the Purchase Price minus the amount of any Leakage (as established in accordance with Article 2.6) to the bank account of the Notary no later than 9.00 am CET on the Completion Date in accordance with the provisions of the Notary Letter;

(e)	the Purchaser shall pay, or shall procure the payment of the assignment consideration for the Internal Loan to the bank account of the Notary no later than 9.00 am CET on the Completion Date in accordance with the Loan Assignment Agreement attached as Schedule 6 and in accordance with the provisions of the Notary Letter;

(f)	Rabobank (in its capacity as lender under the Facility Agreement) shall have confirmed that the Purchaser is acceptable as the new shareholder of the Company (in its capacity as borrower under the Facility Agreement) and the Rabobank (in its capacity as lender under the Facility Agreement) shall have waived, in writing, its rights pursuant to clause 27 of the Facility Agreement as a result of the transfer of Shares.

(g)	the Seller shall ensure that all payables and receivables between the Company and the Seller and its Affiliates shall be fully and finally settled, other than the Internal Loan which is assumed by the Purchaser;

(h)	the Seller shall ensure that all Encumbrances, which have been granted by the Seller and its Affiliates for the benefit of the Company or by the Company for the benefit of the Seller and its Affiliates, have been released except that it is understood that the Shares are (and shall remain) pledged to Rabobank as security for the obligations of the Company under the Facility Agreement and it is also understood that €93,000 remains in the Company’s bank account and is guaranteed by the Company to be paid to the EPC in the future pursuant to the terms of the EPC Contract ; and

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	(i)	the Parties have reached full agreement on the terms and conditions of a framework agreement (a form of which is attached as Schedule 5) whereby Seller will act as Purchaser’s preferred/exclusive EPC contractor in the Netherlands to develop and/or construct at least 100MW of installed solar PV capacity on terms and conditions to be agreed upon by the Parties (the Framework Agreement).

3.2	Completion shall take place at the offices of Jones Day in Amsterdam on the Completion Date and the following actions shall then take place in the following order (if not already performed prior to Completion):

	(a)	the Seller, the Purchaser and the Company shall provide to each other their duly executed resolutions of their board of directors and general meeting approving the Transaction;

	(b)	the Parties shall provide the Notary with a copy of this Agreement signed by the Parties;

	(c)	the Parties will request confirmation from the Notary of receipt of the amount equal to the Purchase Price minus the amount of any Leakage (as established in accordance with Article 2.6);

	(d)	the Seller, the Purchaser and the Company shall provide the Notary with powers of attorney duly executed on behalf of the Seller, the Purchaser and the Company, respectively, and, to the extent required by the Notary, legalized and apostilled, in each case authorizing the Notary to attend to and execute the Deed of Transfer;

	(e)	the Parties and the Notary shall execute the Deed of Transfer;

	(f)	the Company shall update the shareholders’ register of the Company following the execution of the Deed of Transfer;

	(g)	the Parties will enter into the Framework Agreement;

	(h)	the replacement of directors of the Company and revocation/revision of outstanding powers of attorney; and

	(i)	the Parties shall sign all further documents which are required for or facilitate the implementation of the Agreement and shall further undertake all actions and proceedings in connection with the Transaction.

3.3	Any amount paid into the bank account of the Notary will be held on behalf of the relevant parties and paid out all in accordance with the Notary Letter.

3.4	If the Seller or the Purchaser fails to comply with any of its obligations under this Article 3, on or prior to the Completion Date, the other Party may decide after consulting the defaulting Party and without prejudice to any other right or remedy available to it:

	(a)	to proceed with Completion, involving all Parties, in so far as practicable; or

	(b)	to terminate this Agreement by way of written notice to the other Party and undo and unwind and ensure that the other Party undo and unwind all already completed actions as soon as possible. The Articles 11 (Confidentiality), 12.14 (Governing law) and 12.15 (Jurisdiction) will survive any termination and remain in full force and effect indefinitely.

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3.5	The Purchaser acknowledges that after Completion the Seller may require access to certain information pertaining to the Company from time to time. Accordingly, the Purchaser shall procure that:

	(a)	the Company shall, for a period of 7 (seven) years from Completion or as much longer as required (i) by Law or (ii) in connection with any dispute under this Agreement, retain all books and records relating to the Company concerning the period up to Completion;

	(b)	the Seller and its representatives shall, on reasonable notice, be granted reasonable access, at reasonable times, to the premises, books and records and senior management of the Company; and

	(c)	the Seller and its representatives shall be allowed to make copies of documents and files as they may reasonably require,

all to the extent not contrary to Law or unreasonably disrupting the business activities of the Company (in the reasonable opinion of the Purchaser).

4.	INTERIM PERIOD

4.1	In the period between the date of this Agreement and the Completion Date the Seller shall, and shall procure that the Company shall:

	(a)	carry on the Business in all material aspects in the ordinary and usual course consistent with past practice; and

	(b)	preserve good relationships with the customers, suppliers, employees, financiers and other business relations of the Company in accordance with past practice.

4.2	The Seller shall, and shall procure that the Company shall notify the Purchaser as soon as possible of any information that may reasonably be of interest to the Purchaser in relation to development or operation of the Business.

5.	DUE DILIGENCE INVESTIGATION

5.1	The Purchaser acknowledges and agrees that:

	(a)	it and its representatives and professional advisors have been provided with sufficient opportunity to review the Disclosed Information and to request and review all other information and clarification they deemed relevant before entering into this Agreement.

	(b)	it has performed, with the assistance of professional advisors, a due diligence investigation with respect to the Shares, the Company and its Business during the period as from 28 January 2019 up to and including the Effective Date, consisting of management meetings and access to and review of the Disclosed Information (the Due Diligence Investigation); and

	(c)	in entering into this Agreement, it is not relying upon, and shall not have any right or remedy in respect of, any undertaking, representation, warranty, offer, promise, assurance or other statement made by or on behalf of the Seller, unless it is expressly set out in this Agreement;

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	(d)	the Due Diligence Investigation was in a form, scope and substance reasonably acceptable to the Purchaser; and

	(e)	at the time of entering into this Agreement, neither it nor any of its affiliates or its representatives and/or professional advisors is aware of any fact, matter, circumstance or event which is inconsistent with the Warranties or may give rise to a claim for breach thereof.

6.	SELLER’S WARRANTIES

6.1	Except as Disclosed, the Seller represents and warrants (garandeert, verklaart en staat er voor in) to Purchaser that:

	(a)	each of the warranties included in Schedule 2 (the Warranties) is correct and complete and not misleading on the date of execution of this Agreement and will be on the Completion Date;

	(b)	to the best of Seller’s knowledge, the Seller is not aware of any material facts or circumstances, which are not disclosed to Purchaser and which would typically influence the decision of Purchaser to enter into the transaction against the terms and conditions in this Agreement;

	(c)	to the best of Seller’s knowledge, the Seller has disclosed all relevant information in connection with the Business and the Company to Purchaser and the Disclosed Information, whether it was disclosed by the Seller or the Company, was and still is correct and complete and not misleading on the Completion Date.

	(d)	The Financial Statements as of the Cut-off Date are attached hereto as Schedule 12. Except as set forth on Schedule 12 or in the notes to the Financial Statements, to the best of Seller’s knowledge, the Financial Statements (1) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (2) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Company as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. At the respective dates of the Financial Statements, to the best of Seller’s knowledge, there were no material liabilities of the Company, which, in accordance with generally accepted accounting principles, should have been shown or reflected in the Financial Statements or the notes thereto, which are not shown or reflected in the Financial Statements or the notes thereto.

6.2	The Seller acknowledges that Purchaser has entered into this Agreement in full reliance on the Warranties, Indemnities and other covenants contained herein and the Purchaser acknowledges that outside the scope thereof all other warranties, indemnities and covenants, whether express, implied or statutory, are excluded.

6.3	No due diligence investigations conducted by or on behalf of Purchaser and no facts or circumstances known to Purchaser, its officers or advisers at the time of execution of this Agreement or the Completion Date will prejudice or mitigate Purchaser’s rights to claim under the Warranties and Indemnities, unless otherwise stated therein. The Warranties constitute an express allocation of risk between the Purchaser and the Seller to the effect that any Warranty being incorrect and incomplete or misleading is for the account and risk of Seller. For the avoidance of doubt, Seller hereby waives any rights under section 6:75 of the Dutch Civil Code.

6.4	If a Warranty is qualified by the term “to the best of Seller’s knowledge” or words to that effect, that term shall be deemed to refer to the actual knowledge of the Seller as per the date(s) the Warranty is given or the knowledge the Seller is deemed to have on the basis of due and careful consideration and diligent enquiry, enquiry in his capacity as a manager/employee and/or, as the case may be, shareholder of the Company, of all employees of the Company that reasonably would be expected to have knowledge of the relevant matters.

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7.	LIABILITY OF THE SELLER

7.1	Except as expressly otherwise provided in this Agreement, and subject to the limitations of liability set out herein, the Seller shall be liable to Purchaser and the Company for all Damages (whereby such loss or damage to the extent possible will be treated as a reduction to the Purchase Price) and will indemnify and hold Purchaser and the Company harmless against all actions, claims, costs and expenses (including reasonable fees of legal and other advisors) in the event that one or more of the Warranties shall be incorrect or incomplete or misleading, or in the event Seller acts in breach of the Indemnities or any of its other obligations pursuant to this Agreement, without limiting or precluding any other rights or remedies which Purchaser may have under this Agreement or the Law.

7.2	Instead of compensating Purchaser for Damages, Purchaser may, in its sole discretion, require Seller to bring the Company in the same situation (financially or, at the option of Purchaser, otherwise) which would have existed if the fact or circumstance which causes a Warranty to be incorrect or incomplete or misleading or the breach of Indemnity or other obligation would not have occurred.

7.3	In case of a claim of Purchaser or the Company for breach of one or more of the Warranties:

	(a)	Seller will be liable in respect of any claim to the extent that any matter, fact, circumstance or event giving rise to such Claim was not Disclosed;

	(b)	the aggregate liability of Seller in respect of Damages shall not exceed an amount equal to 100% of the Purchase Price;

	(c)	no liability shall attach to Seller to the extent a specific provision in respect of the matter giving rise to the claim shall have been made in the Accounts;

	(d)	Seller will not be liable to the extent the Damages were caused or aggravated as a direct consequence of a willful and wrongful act or omission on the part of Purchaser;

	(e)	in assessing any liabilities, Damages or other amounts recoverable by Purchaser and/or the Company and any tax benefit obtained directly in consequence of the matter which gives rise to such liability by the Company and/or Purchaser within the fiscal year that the fact or circumstance that gives rise to the liability has occurred shall be taken into account; and

	(f)	no liability shall attach to Seller in the event the liability as a result of an individual claim does not exceed EUR 15,000 (a “Ranking Claim”) and the aggregate of all Ranking Claims does not exceed EUR 60,000. Any individual claims relating to the same set of circumstances shall altogether be treated as one individual claim for the purpose of this Article; in case the above-mentioned thresholds are exceeded, Seller shall be liable for the full amount and not only for the excess.

7.4	The Seller shall not be liable in respect of any claim if and to the extent such claim has arisen as a result of, is attributable to, or is increased by:

	(a)	any voluntary act or omission after Completion by any member of the Purchaser’s Group or any person whose act or omission may be attributed to any member of the Purchaser’s Group, except, for the avoidance of doubt, where such act or omission is required is required to comply with applicable Law;

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(b) any voluntary act or omission prior to Completion by any member of the Seller’s Group at the request or with the prior written consent of the Purchaser or pursuant to this Agreement;

(c) the fulfilment by the Company of its legal or contractual obligations to the extent Disclosed, provided, where the contractual obligations are concerned, such obligations were due at the time;

(d) any change after Completion in Tax or accounting policies, bases, practices, or methods applied in preparing any accounts or valuing any assets or liabilities of the Company, other than a change required by any Law (including any Tax Law) in effect prior to the date of this Agreement; or

(e) any change or enactment of Law coming into effect after the date of this Agreement (whether or not taking effect retroactively) or any change in the interpretation of existing Law since that date.

7.5	Purchaser’s right to claim for breach of one or more of the Warranties lapses after 24 months after the Completion Date, provided that:

(a) with respect to the Warranties relating to Taxes, Purchaser’s right to claim lapses through expiry of the period relevant to such Taxes under the applicable statute of limitations plus six months; and

(b) with respect to warranties related to Articles 1 (Seller’s Authority), 2 (Shares), 3 (Company) and 10 (environmental matters) of the Warranties, Purchaser’s right to claim lapses 5 (in words: five) years after the Completion Date, unless prior to the relevant expiry date notice of a (contingent) claim has been given in writing by Purchaser to Seller in which case the expiry will not be effective with regard to the claims thus notified.

7.6	The limitations of liability of Seller as set out in this Agreement shall not apply to the liability of the Seller, in the event of fraud (bedrog), intentional recklessness (bewuste roekeloosheid), wilful misconduct (opzettelijk wanpresteren) of the Seller.

7.7	The Purchaser and the Company shall not be entitled to recover from the Seller more than once in respect of the same facts and circumstance, even if such facts or circumstances result in a breach of more than one (1) Warranty.

7.8	The Purchaser shall do all reasonable things and procure (as far as it is reasonably able) that the other members of the Purchaser’s Group shall do all reasonable things to mitigate any claim (whether or not they are obligated to do so by Law).

7.9	A discharge given to a managing director or other officer shall in no respect affect or prejudice the rights of the Purchaser under this Agreement vis-à-vis the Seller.

7.10	If the Purchaser or any other member of the Purchaser’s Group (including the Company) has a right to recover (including a right to recover from employees) or has been indemnified by any third party, including an insurer, in respect (in whole or in part) of a matter which has given rise to, or could give rise to, a Claim (a Right to Recover), the Purchaser shall notify the Seller of the Right to Recover as soon as possible; and exercise and enforce, and ensure that each relevant member of the Purchaser’s Group exercises and enforces, each Right to Recover to the fullest extent possible.

7.11	The Seller shall not be liable in respect of a claim to the extent that the Purchaser or any other member of the Purchaser’s Group: (i) has recovered pursuant to any Right to Recover; (ii) has a Right to Recover; or (iii) would have had a Right to Recover if the insurance policies effected by or for the benefit of the Company which are in effect as at the date of this Agreement had been maintained on no less favourable terms after Completion.

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7.12	Where the Seller pays an amount to the Purchaser in respect of a claim and the Purchaser or any other member of the Purchaser’s Group subsequently obtains a Right to Recover which relates (in whole or in part) to the matter that gave rise to such claim, the Purchaser shall as soon as reasonably possible notify the Seller thereof and: (i) procure that the relevant members of the Purchaser’s Group exercise and enforce such Right to Recover in full; and (ii) pay to the Seller any amount so recovered or, if less, repay the relevant amount paid to the Purchaser by the Seller, in either case within 10 (ten) Business Days after receipt of the recovered amount.

8.	CLAIMS

8.1

Notwithstanding Article 7.5, if the Purchaser or any other member of the Purchaser’s Group is notified or becomes aware of any fact, matter, circumstance or event which has given or is reasonably likely to give rise to a claim, the Purchaser shall:

	(f)	notify the Seller thereof in writing as soon as reasonably possible but in any event within 20 (twenty) Business Days, providing as much legal and factual detail (including evidence) as reasonably possible; and

	(g)	procure that the Seller shall be granted reasonable access, at reasonable times and on reasonable notice, to the books and records, premises, storage facilities and relevant personnel of the Company and any other information relating to the Company which may reasonably be required to enable them to investigate any such fact, matter, circumstance or event.

8.2	To the extent that a fact, matter, circumstance or event giving rise to a claim is capable of remedy, the Seller shall not be liable in respect of such claim if and to the extent it is remedied within 30 (thirty) Business Days after the date on which the Seller was (or should have been) notified thereof pursuant to Article 8.1.

8.3	The Purchaser’s right to pursue any claim shall lapse (vervallen) if the Purchaser fails to institute legal proceedings against the Seller in respect thereof within 90 (ninety) Business Days after the date on which the Seller was (or should have been) notified of such claim pursuant Article 8.1. unless (i) the Parties are still attempting to resolve their differences in respect of the claim amicably (ii) such claim is at that point in time pursued with reasonable diligence, or (iii) it concerns a contingent (latente) claim, in which case such period shall only commence on the first (1st) Business Day following the date on which it becomes actual, provided that such commencement date still falls within the applicable time period set forth in Article 7.5,

8.4	If the Purchaser or any other member of the Purchaser’s Group is notified or becomes aware of any fact, matter, circumstance or event which has given or is reasonably likely to give rise to a claim against any of them (a Third Party Claim) and which, in turn, has given or is reasonably likely to give rise to a claim under this Agreement, the Purchaser shall and shall procure that the Company shall:

	(a)	notify the Seller thereof in accordance with Article 8.1;

	(b)	inform the Seller on the course of action to be taken in respect of the Third Party Claim (or refrain from taking action);

	(c)	pursue the conduct of the Third Party Claim in a manner it deems appropriate, using its best efforts to strike a fair balance between the interests of the Seller in keeping the Third Party Claim as low as possible and the interests of the Purchaser and the Company to maintain good business relations with the third party concerned, provided that it shall not settle any such Third Party Claim without the Seller’s written consent;

	(d)	keep the Seller promptly informed on the progress of the Third Party Claim.

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8.5	The Purchaser hereby waives, by means of an irrevocable third-party stipulation, its right to bring any claim against any present or former director or employee of any member of the Sellers’ Group (including the Company) in respect of any information, opinion or advice supplied or given (or omitted to be supplied or given) by him or her to the Purchaser or any of the Purchaser’s Affiliates or representatives in connection with the Transaction, save in case of fraud (bedrog), wilful misconduct (opzet), gross negligence (grove nalatigheid) or intentional recklessness (bewuste roekeloosheid) on the part of such present or former employee or director

9.	SPECIFIC INDEMNITIES

9.1	Without prejudice to or precluding any other rights or remedies which the Purchaser or the Company may have under this Agreement or the Law, the Seller undertakes to indemnify (schadeloosstellen) and hold harmless (vrijwaren) the Purchaser and the Company for, from and against any and all damages, losses, liabilities, suits, proceedings, actions, demands, judgments, fees, costs and external costs and expenses relating thereto (including fees of legal and other advisors) suffered, paid or incurred by or imposed upon or instituted against the Purchaser or the Company in connection with or ensuing from the following (the Indemnities):

	(a)	any Taxes due and payable by the Company which have not yet been satisfied by the Company and which are attributable to the period prior to the Completion Date;

	(b)	any Tax Authority claiming non-paid social security premiums, taxes or other costs in connection with the hiring by the Company of temporary employees;

	(c)	the untimely deposit of the annual accounts of the Company in any book year;

	(d)	claims of (former) employees of the Company;

	(e)	the (release of) securities granted by Seller and/or the Company in relation to external financing of the Company;

	(f)	any non-compliance with environmental laws by any of the Company during the period ending on the Completion Date or the presence of any hazardous materials in the real estate leased by the Company as per the Completion Date;

9.2	The limitations included in Article 7 shall only apply to any above claim in relation to the Indemnities to the extent explicitly provided therein, provided that:

	(a)	the Seller’s maximum liability in relation to any and all Indemnity claims shall not exceed an amount equal to the Purchase Price;

	(b)	the Seller’s’ maximum aggregate liability in relation to any and all Indemnity claim and claims in relation to a breach of the Seller’s Warranties shall not exceed an amount equal to the Purchase Price; and

(c)

each of the Indemnities expires three (3) months after the expiration of the relevant statute of limitations, save for Indemnity claims of which the Seller has been notified in writing by the Purchaser prior to such expiration date.

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9.3	Notwithstanding Article 9.2, the Indemnities shall be unlimited in time and amount and shall not be subject to any threshold should the Seller has knowledge of the specific events described under Article 9.1 prior to the Completion and deliberately choose not to disclose such events to the Purchaser. The Purchaser (and/or the Company, as the case may be) will be held harmless and compensated by the Seller within fourteen (14) days after the liability or obligation to pay on the basis of the foregoing has been assessed and the Seller has been given written notice thereof.

10.	POST COMPLETION

10.1	As and when requested by the Purchaser or the Seller following Completion, the Seller or the Purchaser, as the case may be, shall take all actions or refrain from taking any action and execute or ensure the execution of all such further documents, transfers, assurances and other actions or omissions deemed reasonably necessary or appropriate by the Purchaser or the Seller, as the case may be, to give full effect to the transactions contemplated in this Agreement.

10.2	The Parties shall:

(a) make available, or cause to be made available, to each other information and documentation which may be reasonably requested by the other Party to execute and defend rights and obligations under this Agreement and to fulfil reporting or filing requirements (including in relation to Tax matters); and

(b) preserve, or cause to be preserved, any information and documentation pertinent to the Company that is in their possession or under their control until the expiration of all limitation periods under applicable Law.

Preparation of Tax returns

10.3	The Seller shall prepare (or procure the preparation of) and duly and properly file or procure to be filed with each relevant Tax Authority and bear all related costs of, all Tax returns in respect of the Company to the extent that same are required to be filed in respect of any accounting period for Tax purposes ending at or prior to the Completion Date. The Purchaser shall provide the Seller’s Representative such information and render the Seller’s Representative such assistance as may reasonably be requested in order to ensure the proper and timely completion and filing of such Tax returns.

10.4	The Purchaser shall prepare (or procure the preparation of), and duly and properly file or procure to be filed with each relevant Tax Authority, all Tax returns in respect of the Company to the extent that same are required to be filed in respect of any accounting period for Tax purposes ending after the Completion Date.

Conduct of Tax audits

10.5	The Purchaser shall promptly notify the Seller’s Representative, or as the case may be, the Seller’s Representative shall promptly notify the Purchaser, in writing and within ten (10) Business Days upon receipt of a notice after the Completion Date, of any pending audit investigation, assessment or other material proceedings with respect to Tax matters of the Company for any period or portion thereof ending at or prior to the Completion Date.

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10.6	The Seller shall control the conduct of any such audits or other proceedings and bear all related costs relating to any accounting period for Tax purposes ending at or prior to the Completion Date and shall be entitled to settle and compromise any such audit or proceeding after prior written consent of the Purchaser or the Company, such consent not to be unreasonably withheld or delayed.

10.7	The Purchaser shall control the conduct of any audits or other proceedings relating to Tax matters of the Company not covered by Article 10.6 and shall be entitled to settle and compromise any such audit or proceeding.

11.	PURCHASER’S WARRANTIES

11.1	The Purchaser represents and warrants (garandeert) to the Seller that on the Completion Date each of the Purchaser’s Warranties is true, correct and not misleading.

11.2	The Purchaser shall be liable to the Seller for and shall indemnify (schadeloos stellen) and hold the Seller harmless (vrijwaren) against all Damages suffered by the Seller because of one or more of the Purchaser Warranties being untrue, incorrect or misleading.

11.3	The Seller’s right to claim compensation for Damages with respect of a breach of a Purchaser Warranty lapses five (5) years after the Completion Date.

12.	CONFIDENTIALITY

12.1	Each of the Parties shall treat as strictly confidential and not disclose or use any information and/or documentation received or obtained in connection with the Transaction, among other things, information and/or documentation which relates to the Disclosed Information, the negotiations relating to this Agreement, the provisions of this Agreement and/or any Party to this Agreement or the business carried out by it, except if otherwise agreed between the Parties.

12.2	Article 12.1 shall not prohibit the disclosure or use of any information and/or documentation if and to the extent:

(a) the other Party has given prior written approval to the disclosure or use;

(b) the disclosure or use is required by applicable Law in any relevant jurisdiction;

(c) the disclosure is requested by a Tax Authority in connection with the Tax affairs of the disclosing Party;

(d) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement;

(e) the disclosure is made to professional advisors of any Party provided that those professional advisors undertake to comply with the provisions of Article 11.1 in respect of such information as if they were a Party to this Agreement;

(f) disclosure is made to lending banks (current or future), financial institutions or any other funding or prospective funding (whether debt or equity) parties of the Purchaser or any of its Affiliates or arrangers of such funding or their respective Affiliates engaged by or on behalf of the Purchaser, together with their directors, officers and advisers, provided such parties are under a duty of confidentiality on substantially the same terms as Article 11.1;

(g) the information is or becomes publicly available other than by a breach of this Agreement; and/or

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	(h)	the information is independently developed after Completion,

provided that prior to disclosure or use of any information and/or documentation pursuant to this Article 11.2, the Party concerned shall promptly notify the other Party of such requirement to provide the other Party with the opportunity to contest such disclosure or use or to agree to the timing and content of such disclosure or use, to the extent permitted by the applicable Laws and regulations.

13.	MISCELLANEOUS

Notices

13.1

All communications under this Agreement must be in writing in English and delivered by hand or sent by registered mail, express courier or e-mail to the appropriate addresses set out below, or to such addresses as a Party may notify to the other Party from time to time. A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand, registered mail or express courier, or at the time of successful transmission, if delivered by e-mail.

All announcements or notices to Purchaser shall be done to the following address:
Name:	PCG_HoldCo UG
Attn:	T. Durant, Esq., Alternus Energy Inc.
Address:	One World Trade Center, Suite 8500
Place: `	New York, NY, 10007
Country:	USA
Email:	td@alternusenergy.com

With a copy to:
Name:	Jones Day
Attn:	Marc Rijkaart van Cappellen
Address:	Concertgebouwplein 20
Place:	1071 LN Amsterdam, The Netherlands
Country:	the Netherlands
Email:	mrvc@jonesday.com

as long as Purchaser does not give notice to the other Party of any other address. All announcements or notices to Seller shall be done to the following addresses:

Name:	Unisun Energy Limited
Attn:	H. Xu
Address:	Room 303, 3/F, St. George’s Building, 2 Ice House Street, Hong Kong
Place:	Hong Kong
Country:	PR of China
Email:	hanfeng.xu@unisun-energy.com

With a copy to:
Name:	Coöperatie Unisun Energy U.A.
Attn:	A.J.P. Kempenaars
Address:	Marten Meesweg 8
Place:	3068 AV Rotterdam
Country:	the Netherlands
Email:	andre.kempenaars@unisun-energy.com

as long as Seller does not give notice to the other Party of any other address.

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Public announcement

13.2	The Parties will consult and agree in advance with each other on the timing and tenor of any public announcement of the Transaction and will not divulge the financial terms to any third party except as required by the applicable Law.

Entire agreement

13.3	This Agreement shall replace any and all earlier agreements, either verbally or in writing, between the Parties in relation to the subject matter of this Agreement, including the LOI.

Partial invalidity

13.4	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing provision shall be as close as possible to the intent of the invalid or unenforceable provision.

No waiver

13.5

The rights of any Party under this Agreement are without prejudice to all other rights and remedies available to such Party and no failure by any Party to exercise, and no delay in exercising, any right under this Agreement, in the event of breach of contract by any Party hereto will operate as a waiver of such right or any other right under this Agreement.

No cancellation, recession, nullification, suspension or set off

13.6	Each of the Parties waive their right and each of the Parties accepts the same for the other Parties, to partially or fully:

(a)	cancel (opzeggen), to dissolve or bring an action to dissolve this Agreement (ontbinding) and/or to annul or bring any action to annul this Agreement (vernietiging); or

(b)	alter the nature of this Agreement on the basis of unforeseen circumstances (onvoorziene omstandigheden) or modification (wijziging); or

(c)	suspend (opschorten) or set off (verrekenen) any of the obligations assumed hereunder as from Completion against any claim, whether or not under this Agreement.

13.7	Each of the Parties hereby further waives, and each of the Parties accepts the same for the other Party, the applicability of title 1 of Book 7 Dutch Civil Code.

Assignment

13.8

None of the Parties may assign, transfer or delegate or procure the assumption, transfer or delegation of its rights and obligations under this Agreement, either in whole or in part, to any other person without the prior written consent of the other Party.

Amendment

13.9	This Agreement may only be amended by mutual agreement in writing.

Expenses

13.10

Each of the Parties shall pay its own expenses incurred or to be incurred in connection with this Agreement and the Transaction, except for the costs of the Notary which will be borne by the Purchaser.

Counterparts

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13.11	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Payments

13.12

Save as otherwise specifically set out in this Agreement, if a Party defaults in the payment when due of any sum payable under this Agreement, it shall pay statutory interest (wettelijke rente) at the then applicable rate on that sum from the date on which payment is due until the date of actual payment (as well after as before judgement) which interest shall accrue from day to day and be compounded monthly.

The Notary

13.13

With reference to the Ordinance containing Rules of Professional Conduct and Ethics (Verordening beroeps- en gedragsregels) of the Dutch Royal Professional Organization of Civil-Law Notaries (Koninklijke Notariële Beroepsorganisatie) the Parties explicitly acknowledge and agree that:

	(a)	they are aware that the Notary is a civil-law notary associated with Jones Day and that latter firm is the external legal advisor of the Purchaser;

	(b)	the Notary and Jones Day may advise and act on behalf of Purchaser with respect to this Agreement, the Notary Letter, the Deed of Transfer and any other agreement or any dispute related to or arising from this Agreement, the Notary Letter, the Deed of Transfer or any other agreement; and

	(c)	the Notary, although associated with Jones Day, executes the Deed of Transfer.

Governing law

13.14	This Agreement shall be exclusively governed by and construed in accordance with Dutch law. Jurisdiction

13.15

Any and all disputes between the Parties arising from or in connection with this Agreement and/or any agreement, arrangement or undertaking arising from this Agreement shall be submitted to the exclusive jurisdiction of the competent court in Rotterdam, the Netherlands.

- signature page to follow -

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SIGNATORIES

This Agreement has been signed by the Parties (or their duly authorized representatives) on the date stated at the beginning of this Agreement.

PCG_HOLDCO UG	COÖPERATIE UNISUN ENERGY U.A.	ZONNEPARK RILLAND B.V

/s/ Vincent Browneaging	/s/ Han Feng Xu	/s/ Han Feng Xu
By: Vincent Browne Title: ManDirector	By: Han Feng Xu Title: Director	By: Han Feng Xu Title: Director

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SCHEDULE 1 - DEFINITIONS AND INTERPRETATION

1.	Unless explicitly stated otherwise, the following terms shall have the following meaning and grammatical variations of such terms shall have corresponding meanings:

Financial Statements

means the annual accounts of the Company for the financial year 2018 and the interim period up to April 30, 2019, consisting of a balance sheet as at December 31, 2018 and April 30, 2019 and a profit and loss account for the period ended as at December 31, 2018 and for the period ended April 30, 2019, prepared (i) for the Company in accordance with title 9 of Book 2 DCC and the generally accepted accounting principles and practices in the Netherlands and to which the registered auditors have issued their composition statement (samenstellingsverklaring);

Additional Leakage

means one or more amounts identified by the Purchaser within a period of 6 months following Completion, falling within the definition of Leakage, for which no correction on the Purchase Price has taken place in accordance with Article 2.6;

Affiliate

means in relation to (i) any entity any direct or indirect subsidiary or direct or indirect holding company under control or controlled by that entity and any other subsidiary of such holding or subsidiary company and (ii) an individual any relative of such natural person, any entity controlled by such natural person or one or more relatives of such natural person or any trust for the benefit of such natural person or one or more relatives of such natural person;

Agreement	means this share purchase agreement including the recitals and the Schedules and Annexes thereto;

Annex	means an annex to this Agreement;
Article	means an article of this Agreement;
Business	has the meaning given in recital (B);
Business Day	means any day of the week excluding Saturdays, Sundays and public holidays on which banks are open for business in the Netherlands;
Completion	means the transfer of the Shares from the Seller to the Purchaser on the basis of this Agreement through the execution of the Deed of Transfer;
Completion Date	means the date on which Completion occurs, which shall be no later than 30 days after all conditions precedent have been met pursuant to Section 3 of this Agreement;

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Cut-Off Date	has the meaning given in Article 2.2;
Damages

means damage (vermogensschade) as referred to in Section 6:96 of the Dutch Civil Code and shall be determined without giving effect to the method (including any multipliers or ratios) that the Purchaser has used, directly or indirectly, for purposes of calculating the Purchase Price ;

Data Room

means the electronic data room established by the Company, including the written answers by or on behalf of the Seller to questions raised by or on behalf of the Purchaser, for the purpose of facilitating the Due Diligence Investigation, to which the Purchaser and its advisors were granted access, as recorded on a USB-stick or DVD attached as Schedule 7;

DCC	means the Dutch Civil Code;
Deed of Transfer	means a notarial deed of transfer of the Shares, materially in the form of Schedule 8;
Disclosed	means fairly disclosed as part of the Disclosed Information as at the date of this Agreement.
Disclosed Information

means the information the Company, the Seller or their advisors provided to the Purchaser or its advisors in writing in the Data Room: (i) in this Agreement or any other Transaction Document, (ii) in the Data Room (including the answers provided in the Data Room), (iii) the written information from the management meetings, the management presentations, site visits or expert meetings and (iv) in the trade register (handelsregister) of the Chamber of Commerce (Kamer van Koophandel) and the land register (Kadaster) ;

Due Diligence Investigation	has the meaning given in Article 5.1;
Effective Date	means the date of full execution of this Agreement;
Electricity Payment	means the electricity price to be paid by ENGIE N.V. to the Company in accordance with the PPA which is calculated on a monthly prepayment basis.
Encumbrance

means any security right or other limited rights (beperkt recht) whatsoever and any arrest, charge (fixed or floating), attachment, option or lien, right to acquire, or any similar concept that (creates the right to) limit(s) free and unrestricted title and/or use, under any applicable jurisdiction and any agreement or arrangement having the effect of providing security or priority; to Encumber means (allowing the) granting or placement of an Encumbrance;

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Facility Agreement	has the meaning given in Article 2.1;
Financial Model	means the financial model attached as Schedule 13.
Indemnities	the specific indemnities included in Article 7.10;
Law

means, with respect to the relevant subject matter or person, all applicable legislation, regulations, rules, directives, decrees, and other legislative measures or decisions having the force of law, as well as treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity, and all other laws of, or having effect in, any jurisdiction from time to time;

Leakage

means an amount equal to the sum of the following having occurred in the period as from and including the Cut-off Date and up to and including the Completion Date: any distribution of dividend, capital, profits or reserves, any payment in connection with any purchase, redemption or cancellation of share capital, the value of any transfer of cash or other assets, rights or benefits, the value of any waiver or forgiveness of any debt or liability, the value of any Encumbrance, security or indemnification and the payment of any bonuses in connection with the Transaction by, on the one hand, the Company to or for the benefit of, on the other hand, the Seller or any of its respective Affiliates and the value of any agreement or commitment to agree on the matters set out above, excluding any Leakage Tax Benefit and except to the extent constituting Permitted Leakage or (re)paid to the Company prior to Completion;

Leakage Amount	means the Leakage minus the Leakage Tax Benefit;
Leakage Statement	means the statement from the Seller to the Purchaser which sets forth the amount and nature of the Leakage;
Leakage Tax Benefit

means in respect of each Leakage item: (i) such portion of any Leakage that is deductible in calculating the profits of the Company for Tax purposes (as reasonably determined by the Seller), multiplied by the standard rate applicable in the relevant jurisdiction; or (ii) the amount of Tax that is recoverable or offset-able by the Company in connection with any Leakage;

LOI	has the meaning given in recital (B);

NCPE	has the meaning given in Article 2.10;
Notary	Means Jones Day, or its deputy;

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Notary Letter	has the meaning given in Article 3.1(b);
Party	has the meaning given in the introduction of this Agreement;
Permitted Leakage

means (i) any Leakage contemplated under this Agreement, (ii) any Leakage in respect of which a provision or dividend accrual has been included in the Financial Statements, (iii) any payments of management fees and salaries (including expenses), respectively by Company under management agreements and employments agreements entered into by the Company and the relevant members of the Seller’s Group, respectively relating to the period from the Effective Date up to and including the Completion Date and which is set forth in Schedule 11 ;

Plant	has the meaning given in recital (B);
Purchase Price	has the meaning given in Article 2.1;
Purchaser	has the meaning given in the introduction of this Agreement;
Purchaser’s Group	means the Purchaser and its Affiliates (including the Company after Completion)
Purchaser’s Warranties	means the representations and warranties made by the Purchaser to the Seller in Schedule 3;
Rabobank Loan	has the meaning given in Article 2.1;
Schedule	means a schedule to this Agreement;
Seller	has the meaning given in the introduction of this Agreement;
Seller’s Group	means the Seller and its Affiliates;
Seller’s Representative	means Han Feng Xu;
Shares	has the meaning given in recital (C);
Tax Authority	means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any Law in relation to Tax;
Tax or Taxes

means (i) all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, net worth, equity, asset values, turnover, gross receipts, added value or other reference, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation corporate income tax, value added tax, property tax, import and excise duties, EU charges, capital duties, customs duties, sales and use taxes, social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) on the Group Companies and all penalties, charges, costs and interest relating thereto and (ii) any repayment of unlawful state-aid in respect of taxation set out under (i) above;

Transaction	has the meaning given in recital (E);
Transaction Document	means this Agreement and all Schedules and annexes referenced herein and attached hereto;
Warranties	has the meaning given in Article 6.1(a).

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2.	In this Agreement, a reference to:

	(a)	a statutory provision includes a reference to a statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

	(b)	singular words shall include the plural and vice versa and words in a particular gender shall include all genders, unless the context requires otherwise;

	(c)	the words “include” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered, unless the contrary is specifically stated;

	(d)	the words “hereof”, “herein”, “hereto” and “hereunder” and similar words shall refer to this Agreement as a whole and not to any particular provision thereof;

	(e)	the parties to this Agreement includes their respective successors;

	(f)	a person includes any individual, legal person or partnership;

	(g)	references to times of the day are to the time in the Netherlands;

	(h)	“material” or any similar expressions in this Agreement shall be construed in the context of the Company and the Business taken as a whole; and

3.	In this Agreement, headings are inserted for convenience purposes only and shall not affect the construction or interpretation of this Agreement.

4.	The Schedules and annexes form integral part of this Agreement.

5.	No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, such in acknowledgement of the fact that representatives of all Parties have participated in the drafting and negotiation of this Agreement.

6.	The English language used in this Agreement intends to describe Dutch legal concepts only and the consequences of the use of this language in English law or any other law shall be disregarded. In case of conflict between Dutch legal concepts mentioned between brackets and/or in italics in this Agreement and the English translation thereof as used in this Agreement, the Dutch text, and its meaning thereof under Dutch Law, will prevail.

7.	In case of conflict between or inconsistency of the provisions of the body of this Agreement (excluding Schedules) and the contents of the Schedules and Annexes, the provisions of the body of this Agreement shall prevail.

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SCHEDULE 2 – SELLER’S Warranties

1.	Seller’s authority

1.1.	The Seller has been duly incorporated and validly exists under the laws of the Netherlands. The Seller has the necessary (corporate) capacity and power to enter into this Agreement and to perform its obligations under this Agreement.

1.2.	The Seller has procured that all corporate and (where applicable) other action required to be taken by it to authorize the execution and performance of this Agreement has been duly taken.

1.3.	The Seller has not been dissolved or is involved in any procedure for division. No resolution or decision been adopted, petition submitted or proceedings initiated to such effect.

1.4.	The Seller has not been declared bankrupt or insolvent or granted a moratorium of payments, nor are there, to the best of Seller’s knowledge, any petitions, proceedings, notices or requests to this effect.

1.5.	To the best of Seller’s knowledge, no notices, reports or filings are required to be made by it in connection with the Transaction and no consents, approvals, registrations, authorizations or permits are required to be obtained by it in connection with the execution and performance of its obligations under this Agreement.

1.6.	This Agreement comprises obligations that are legal, valid and binding on the Seller and enforceable by the Purchaser against the Seller in accordance with the terms hereof.

2.	Shares

2.1.	The Seller is the sole legal and beneficial owner (juridisch en economisch eigenaar) of the Shares sold by it under this Agreement.

2.2.	The Shares have been duly issued, placed and fully paid-up.

2.3.	No depositary receipts have been issued with respect to the Shares, nor do any third parties have any other type of beneficial interest in or relating thereto.

3.	Company

3.1.

The Company has been duly incorporated and validly exist under the laws of the Netherlands. Its articles of association and other constitutional documents are in accordance with all applicable legal requirements.

3.2.

All statutory books and registers, including the shareholders register, of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3.

The Company has not been dissolved or is involved in any procedure for division. No resolution or decision been adopted, petition submitted or, to the best of Seller’s knowledge, proceedings initiated to such effect.

3.4.

The Company has not been declared bankrupt or insolvent or granted a moratorium of payments, nor are there, to the best of Seller’s knowledge, any petitions, proceedings, notices or requests to this effect.

3.5.	On the Completion Date, the Company does not owe any debt (whether or not payable) to the Seller or its Affiliates, other than as explicitly agreed by the Purchaser.

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4.	Business agreements

4.1.	The Company is party to all contracts and arrangements which are necessary to conduct the Business, including:

(a) an EPC agreement with a construction company for the realization of the Plant, containing customary guarantees and warranties;

(b) an O&M agreement with UPER Energy Europe B.V. for the operation and maintenance of the Plant;

(c) the Facility Agreement entered in to with the Rabobank and any other associated contracts, agreements, and guarantees entered into on or before 24 October 2019 as required by Rabobank for the grant of the Rabobank Loan;

(d) an agreement with the public electricity grid operator for the connection of the Plant to the electricity grid and the feed-in and transportation of the electricity produced by the Plant;

(e) a power purchase agreement with a reputable utility company or corporate off-taker for the sale and transfer of all electricity produced by the Plant and all guarantees of origin issued in respect of such electricity;

4.2.	No other agreements, whether verbal or in writing, pertaining to the Business exist other than the agreements included in the Due Diligence Information or attached to this Agreement and no obligations have been assumed by the Company other than those which appear from such agreements.

4.3.	All contracts in respect of the Business are in full force and effect and will not be terminated or amended as a result of the Transaction except as disclosed in a written list as part of the Disclosed Information.

4.4.	The Company has observed and performed all the material terms and conditions on its part to be observed and performed under each of the material contracts and arrangements to which it is a party and has always complied with its material obligations under any such agreement and each other party under such material contract or arrangement has complied with its material obligations under such contract or arrangement.

4.5.	The Seller has fully complied with all obligations under the agreements it is a party to relating to the Business, including but not limited to the agreements included in the Due Diligence Information or attached to this Agreement as a Schedule.

4.6.	All obligations pursuant to the agreements which have become due, have been complied with or have adequately been provided for in the Financial Statements.

5.	The Plant

5.1.	The Company is the sole and exclusive legal and beneﬁcial owner, (juridisch en economisch eigenaar) of all right, title and interest in all of the Plant and the Plant is not subject to any Encumbrance or any other right of any third party, except for the security rights granted by the Company to Rabobank under the Facility Agreement.

5.2.	The Plant comprises all assets that will be required or used to conduct the Business as it is intended to be conducted by the Company.

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5.3.	The Plant is free from any visible or invisible defects, in a good state of maintenance and repair and fit for use.

5.4.	The intended use of the Plant is not restricted or impaired, including but not limited by any acts or practices, emanating from any authority or other third party.

6.	Intellectual property rights

6.1.	All intellectual property rights necessary to carry on the Business as it is presently conducted are vested in the Company, and the Company is the sole owner/holder or applicant for and may freely use and dispose of the intellectual property rights.

6.2.	To the best of Seller’s knowledge, no, employee, adviser, consultant or other external hired specialist has any personal right, title, interest or claim whatsoever in any intellectual property rights.

6.3.	No notice has been received by the Company claiming that it infringes any intellectual property rights of any third party and to the best of Seller’s knowledge, no activities of the Company infringes or are likely to infringe any intellectual property rights of any third party.

6.4.	To the best of Seller’s knowledge there is no un authorized use by any person of any intellectual property rights of the Company.

7.	Employees

7.1.	At the Completion Date and during any time before the Completion Date, the Company does not have and did not have any employees.

8.	Violation and litigation

8.1.	There has been no violation by the Company of any Law which could materially adversely affect the ﬁnancial or commercial position of the Business.

8.2.	Except as disclosed in the Data Room as part of the Disclosed Information, to the best of Seller’s knowledge, the Company is not, nor has been, a party to any agreement, arrangement, subsidy decision, concerted practice or course of conduct, or is now, or has been, involved in any business practice or conduct, which infringes any European and/or national anti-trust or state aid or similar legislation in any jurisdiction in which the Company carries on business or has assets or sales.

8.3.	The Company is not engaged in, subject to or affected by any criminal, civil or administrative proceedings or investigation, nor are there, to the best of Seller’s knowledge, any such proceedings or investigations threatened.

9.	Permits

9.1.	The Company has obtained all permits required to carry out the Business.

9.2.	The Company is in compliance with the terms and conditions of all permits and to the best of Seller’s knowledge there are no circumstances or events which prevent full compliance in the future with the conditions of any of the permits. All permits are irrevocable and in fully in force and are unconditional or subject only to a condition that has been satisﬁed.

9.3.	To the best of Seller’s knowledge, no expenditure is or will be necessary to secure compliance with, or to maintain or obtain, any permits in the context of the current legal framework or any future legislation. To the best of Seller’s knowledge, there are no facts or circumstances indicating that any of the permits would or might be revoked, suspended, cancelled, varied or not renewed.

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10.	Environmental matters

10.1.	To the extent the Company is conducting and has conducted its Business, the Company has acted in compliance in all materials respects with all applicable national or regional environmental laws and regulations, including laws and regulations relating to air, ground and water pollution control and environmental waste and the on-site storage and handling of regulated materials.

10.2.	The Company has at all times used, stored, monitored, disposed, dealt with, discharged and removed any hazardous substance in accordance with any and all applicable laws or regulations (including but not limited to the legal obligation in respect of the monitoring of hazardous substance, including asbestos). All wastes generated by the operation of the Company (if any) have been disposed of in compliance with all applicable laws or regulations and any relevant Permit.

10.3.	There is no outstanding notice of violation, injunction, claim, suit, investigation or other proceeding, administrative, civil or criminal, pending or threatened against the Company by any governmental authority or by any third party, with respect to any alleged violation of any environmental law or regulation, or with respect to any clean-up of material, in connection with the conduct of their businesses.

11.	Subsidy

11.1.	All conditions and obligations attached to the SDE+ (Stimulering Duurzame Energieproductie) sustainable energy production subsidy granted to the Company by decision of [**] have been at all times duly satisﬁed. All amounts and beneﬁts to which the Company is entitled pursuant to the SDE+ subsidy were or will be payable at their due date. The Company is and shall not be under an obligation to reimburse any amounts and beneﬁts to which it is entitled pursuant to the SDE+ subsidy.

12.	Insurance

12.1.	All insurance policies reasonably required for the Business are in full force and effect and all premiums have been paid when due.

13.	Taxation

13.1.	All Tax due by the Company before the Completion Date has been duly and timely paid, or, to the extent that any Tax is due but not yet paid, adequately provided for in the ﬁnancial accounts of the Company.

13.2.	All notices, computations and returns which ought to have been made or ﬁled before Completion have been properly and duly submitted by the Company to the relevant Tax Authority.

13.3.	All records which the Company is required to keep for Tax purposes, or which would be needed to substantiate any claim made or position taken in relation to Tax by the Company, have been duly kept and are available for inspection at the premises of the Company.

13.4.	There are no notices of Tax litigation relating to Tax affecting the Company.

14.	Information

14.1.	The Disclosed Information is to the best of Seller’s knowledge true, accurate and not misleading in all material respects.

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SCHEDULE 3 – PURCHASER’S Warranties

1.1.	The Purchaser is duly organised and validly existing under the laws of Germany and has the requisite capacity, power and authority to enter into this Agreement and each of the other transaction documents to which it is or will be a party and to perform its obligations under each of them and has taken all action necessary to authorize such execution and the performance of such obligations.

1.2.	The execution and delivery of, and the performance by the Purchaser of its obligation under the Agreement will not:

•	result in a breach of any provision of the articles of association or equivalent constitutional document of the Purchaser;

•	result in a breach of, or constitute a default under, any agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this agreement;

•	result in a breach of any order by a governmental body by which the Purchaser is bound or submits;

•	require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, its shareholders or any governmental body which has not been obtained or made at the date hereof.

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